July 5, 2024

Brookmount Explorations, Inc.

Re: Brookmount Explorations, Inc. Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel for Brookmount Explorations, Inc., a Nevada corporation (the "Company"), in connection with the Offering Statement on Form 1-A, as amended through the date hereof (the "Offering Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to Regulation A under the Securities Act of 1933, as amended, relating to the qualification of the exempt offering and sale of: (i) up to 25,000,000 shares of common stock of the Company to be offered and sold by the Company (the “Company Shares”); (ii) up to 13,750,000 shares of common stock of the Company to be offered and sold by the Selling Shareholders named in the Offering Statement (the “Resale Shares”).

In rendering the opinion set forth below, we have reviewed: (a) the Offering Statement, as amended, and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that: (1) the Company Shares have been duly and validly authorized, and when the Offering Statement has become qualified under Regulation A and the Shares have been issued, delivered, and paid for in accordance with the terms of the Offering Statement, such shares will be validly issued, fully paid and non-assessable shares of the Company’s common stock; and (2) that the Resale Shares are validly issued, fully paid and non-assessable shares of the Company’s common stock

We consent to the inclusion of this opinion as an exhibit to the Offering Statement and further consent to all references to us under the caption “Legal Matters” in the Offering Circular.

Sincerely,

The Crone Law Group P.C.

/s/ The Crone Law Group P.C.